Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR PREANNOUNCES Q3 2005 RESULTS WILL EXCEED ESTIMATES

Miami, September 21, 2005 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that earnings per share for the quarter ended August 31, 2005 will exceed $2.00 per diluted share when the Company announces earnings in its regularly scheduled earnings release next week. Additionally, deliveries will exceed 10,900 homes vs. the previously announced goal of 10,800 homes, homebuilding gross margin will exceed 26.0% (more than 300 basis points higher than last year) and net new orders will grow more than 20% compared to the prior year. Greater detail will be provided in next week’s regularly scheduled earnings conference call.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “While we generally don’t preannounce our quarterly results, given yesterday’s market volatility and given the fact that our Miami corporate office was closed and management was inaccessible because of Hurricane Rita, we felt it prudent to preannounce our third quarter results. We are pleased to report that our third quarter earnings will exceed both our goal of $1.85 and the high end of analyst expectations for the third quarter. Additionally, we will be increasing our fiscal year 2005 EPS goal in our earnings conference call next week.”

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation's leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything's Included® and Design StudioSM programs. Lennar's Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company's homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company's communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, growth strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption "Risk Factors Relating to Our Business" included in our Annual Report on Form 10-K for our fiscal year ended November 30, 2004, and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements.

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